EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
JULY 28, 2004

CULLEN/FROST REPORTS SECOND QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported second quarter 2004 net income of $34.1 million, or $.65 per diluted share, compared to $34.2 million, or $.65 per diluted share for the same quarter of 2003. Returns on average assets and average equity were 1.43 percent and 18.11 percent, respectively, for the second quarter of 2004, compared to 1.41 percent and 18.72 percent for the same quarter of 2003.

"I am pleased with the company's performance for the second quarter. We believe the momentum we've seen in loan growth over last year's second quarter and improvements in credit quality reflect an improving economy, which is a positive for our company as we go forward, " said Dick Evans, chairman and CEO of Cullen/Frost. "Better results in the equities market also contributed to an increase in trust revenue, where we saw double-digit growth in our trust income from last year's second quarter, " Evans added.

For the first six months of 2004 net income was $67.0 million, or $1.27 per diluted common share, compared to $65.1 million, or $1.25 per diluted common share, for the same period in 2003. Returns on average assets and average equity for the first six months of 2004 were 1.42 percent and 17.49 percent, respectively, compared to 1.37 percent and 18.19 percent for the first six months last year.

Average loans rose 7.6 percent over the same quarter a year earlier and were 3.5 percent higher than the first quarter of 2004.

Noted financial data for the second quarter of 2004 follows:

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Net interest income on a taxable equivalent basis was $82.6 million for the second quarter of 2004, a 3.3 percent increase over the $80.0 million reported for the same quarter last year. Contributing to this increase was growth in both average earning assets and net interest margin. The average earning assets for the quarter rose $136 million to $8.3 billion compared to $8.1 billion for the second quarter last year, while the net interest margin increased seven basis points from 3.95 percent to 4.02 percent for the second quarter 2004. The growth in earning assets was funded by an increase in average deposits of $137 million, mainly in average interest-bearing deposits, which increased $254 million from the second quarter last year.

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Non-interest income for the second quarter of 2004 totaled $56.3 million compared to $55.3 million reported a year earlier. Contributing to this improvement in fee income were increases in trust fees and service charges on deposits. For the second quarter, income from trust fees was $13.7 million, a 12.3 percent increase over the $12.2 million reported the previous year. Improvements in the equities market and the addition of new trust accounts were the primary drivers for the increase in investment fees. Service charges on deposits for the quarter rose 3.3 percent to $22.5 million, from $21.8 million for the second quarter of 2003, an increase that was primarily related to commercial accounts. Also impacting non-interest income were decreases in insurance commissions and other income. Insurance commissions were down $407,000 to $6.2 million, due in part to the elevated market pressure related to the pricing of insurance policies and commissions. Other income was down $1.2 million from the second quarter last year as realized gains on the sale of student loans were down $1.1 million. Fewer student loans were sold in the second quarter of 2004 compared to the same quarter last year.

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Non-interest expense was $85.2 million, up $5.0 million or a 6.2 percent increase over the $80.2 million reported for the second quarter of 2003. Salaries and wages were up $3.3 million, or 9.4 percent from the same period last year, primarily due to increases in employee base pay - both merit and market-driven - and higher staff levels. Other expenses were up $1.3 million, or 6.2 percent, compared to the second quarter last year. Timing of advertising and promotional campaigns, as well as higher costs of directors' and officers' liability insurance, were the main drivers of this increase.

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For the second quarter of 2004, the provision for possible loan losses was $2.0 million compared to net charge-offs of $4.1 million. The provision for possible loan losses for the second quarter of 2003 was $3.4 million compared to net charge-offs of $3.4 million. At June 30, 2004, the allowance for possible loan losses as a percentage of period-end loans was 1.67 percent compared to 1.87 percent at the same date last year. Non-performing assets at quarter's end were $46.2 million compared to $50.3 million at the end of last quarter and $43.6 million at June 30, 2003.

Cullen/Frost Bankers, Inc. will host a conference call on July 28, 2004 at 10:00 a.m. Central Daylight Time (CDT) to discuss the results for the second quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CDT until midnight Sunday, August 1, 2004 at (domestic) 800-642-1687 or (international) 706-645-9291. The call will also be available by webcast at the following URL and available for playback after 2:00 p.m. CDT: www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $9.6 billion at June 30, 2004. Frost Bank, operates 79 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Founded in 1868, Frost is the largest national bank based in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Technological changes.
w	Acquisitions and the integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
w	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters.
w	Changes in the Corporation's organization, compensation and benefit plans.
w	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation.
w	Greater than expected costs or difficulties related to the integration of new lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2004		2003

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$81,242	$78,332	$79,526	$77,454	$78,669
Net interest income(1)	82,576	79,691	80,806	78,756	79,971
Provision for possible loan losses	2,000	500	1,500	1,998	3,446
Non-interest income
Trust fees	13,704	13,107	12,769	11,646	12,206
Service charges on deposit accounts	22,468	21,683	22,373	22,576	21,752
Insurance commissions and fees	6,234	10,163	5,912	7,276	6,641
Other charges, commissions and fees	4,952	4,309	4,245	6,334	4,440
Net gain (loss) on securities transactions	--	(1,739)	--	40	--
Other	8,978	9,866	7,553	7,339	10,221

Total non-interest income	56,336	57,389	52,852	55,211	55,260

Non-interest expense
Salaries and wages	38,855	38,760	37,194	37,408	35,523
Employee benefits	9,592	11,484	9,176	9,129	9,420
Net occupancy	7,364	7,330	7,040	7,804	7,372
Furniture and equipment	5,661	5,449	5,496	5,418	5,395
Intangible amortization	1,287	1,404	1,409	1,412	1,380
Other	22,440	22,170	22,151	21,111	21,126

Total non-interest expense	85,199	86,597	82,466	82,282	80,216

Income before income taxes	50,379	48,624	48,412	48,385	50,267
Income taxes	16,261	15,719	15,777	15,622	16,034

Net income	$34,118	$32,905	$32,635	$32,763	$34,233

PER SHARE DATA

Net income - basic	$0.67	$0.64	$0.63	$0.64	$0.67
Net income - diluted	0.65	0.62	0.61	0.62	0.65
Cash dividends	0.265	0.24	0.24	0.24	0.24
Book value at end of quarter	14.41	15.19	14.87	14.69	14.57

OUTSTANDING SHARES

Period-end shares	51,520	51,329	51,776	51,752	51,464
Weighted-average shares - basic	51,281	51,666	51,713	51,503	51,307
Dilutive effect of stock compensation	1,441	1,525	1,521	1,315	1,046
Weighted-average shares - diluted	52,722	53,191	53,234	52,818	52,353

SELECTED ANNUALIZED RATIOS

Return on average assets	1.43%	1.42%	1.37%	1.33%	1.41%
Return on average equity	18.11	16.89	17.02	17.78	18.72
Net interest income to average earning assets(1)	4.02	4.03	4.01	3.88	3.95

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2004		2003

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$4,792	$4,630	$4,543	$4,457	$4,455
Earning assets	8,254	7,982	8,029	8,083	8,118
Total assets	9,617	9,313	9,422	9,737	9,755
Non-interest-bearing demand deposits	2,959	2,860	2,974	3,203	3,076
Interest-bearing deposits	4,743	4,751	4,675	4,545	4,489
Total deposits	7,702	7,611	7,649	7,748	7,565
Shareholders' equity	758	784	761	731	733

Period-End Balance:
Loans	$4,813	$4,726	$4,591	$4,526	$4,462
Earning assets	8,132	8,605	8,132	8,018	8,445
Goodwill and intangible assets	112	113	115	116	118
Total assets	9,570	9,990	9,672	9,655	10,014
Total deposits	7,934	7,773	8,069	7,740	7,902
Shareholders' equity	742	780	770	760	750
Adjusted shareholders' equity(1)	785	758	762	745	717

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$80,485	$82,587	$83,501	$83,410	$83,410
as a percentage of
Period-end loans	1.67%	1.75%	1.82%	1.84%	1.87%

Net charge-offs:	$4,102	$1,414	$1,409	$1,998	$3,446
As a percentage of
average loans	0.34%	0.12%	0.12%	0.18%	0.31%

Non-performing assets:
Non-accrual	$41,046	$45,415	$47,451	$34,218	$37,153
Foreclosed assets	5,152	4,875	5,343	6,977	6,403

Total	$46,198	$50,290	$52,794	$41,195	$43,556
As a percentage of:
Total assets	0.48%	0.50%	0.55%	0.43%	0.43%
Total loans and
foreclosed assets	0.96	1.06	1.15	0.91	0.97

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	13.08%	12.76%	11.41%	11.36%	11.11%
Total Risk-Based
Capital Ratio	16.52	16.26	15.01	15.00	14.79
Leverage Ratio	9.12	9.21	7.83	7.39	7.10
Equity to Assets Ratio
(period-end)	7.76	7.80	7.96	7.87	7.49
Equity to Assets Ratio
(average)	7.88	8.42	8.08	7.51	7.51

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,

	2004	2003

CONDENSED INCOME STATEMENTS

Net interest income	$159,574	$156,778
Net interest income(1)	162,267	159,383
Provision for possible loan losses	2,500	7,046
Non-interest income
Trust fees	26,811	23,071
Service charges on deposit accounts	44,151	42,856
Insurance commissions and fees	16,397	15,472
Other charges, commissions and fees	9,261	8,089
Net gain (loss) securities transactions	(1,739)	-
Other	18,844	17,810

Total non-interest income	113,725	107,298

Non-interest expense
Salaries and wages	77,615	72,020
Employee benefits	21,076	20,011
Net occupancy	14,694	14,442
Furniture and equipment	11,110	10,854
Intangible amortization	2,691	3,065
Other	44,610	40,895

Total non-interest expense	171,796	161,287

Income before income taxes	99,003	95,743
Income taxes	31,980	30,640

Net income	$67,023	$65,103

PER SHARE DATA

Net income - basic	$1.30	$1.27
Net income - diluted	1.27	1.25
Cash dividends	0.505	0.46
Book value at end of period	14.41	14.57

OUTSTANDING SHARES

Period-end shares	51,520	51,464
Weighted-average shares - basic	51,474	51,273
Dilutive effect of stock compensation	1,438	1,007
Weighted-average shares - diluted	52,912	52,280

SELECTED ANNUALIZED RATIOS

Return on average assets	1.42	1.37
Return on average equity	17.49	18.19
Net interest income to average earning assets(1)	4.03	4.02

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,

	2004	2003

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$4,711	$4,495
Earning assets	8,118	7,965
Total assets	9,470	9,587
Non-interest-bearing demand deposits	2,910	2,986
Interest-bearing deposits	4,747	4,468
Total deposits	7,657	7,455
Shareholders' equity	771	722

Period-End Balance:
Loans	$4,813	$4,462
Earning assets	8,132	8,445
Goodwill and intangible assets	112	118
Total assets	9,570	10,014
Total deposits	7,934	7,902
Shareholders' equity	742	750
Adjusted shareholders' equity(1)	785	717

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$80,485	$83,410
As a percentage of period-end loans	1.67%	1.87%

Net charge-offs:	$5,516	$6,220
As a percentage of average loans	0.23%	0.28%

Non-performing assets:
Non-accrual loans	$41,046	$37,153
Foreclosed assets	5,152	6,403

Total	$46,198	$43,556
As a percentage of:
Total assets	0.48%	0.43%
Total loans and foreclosed assets	0.96	0.97

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	13.08%	11.11%
Total Risk-Based Capital Ratio	16.52	14.79
Leverage Ratio	9.12	7.10
Equity to Assets Ratio (period-end)	7.76	7.49
Equity to Assets Ratio (average)	8.14	7.53

(1)	Shareholders' equity excluding accumulated other comprehensive income (loss).

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